Exhibit 12.1

November 18, 2022

Relay Management LLC

3651 Lindell Rd. Suite D

Las Vegas, Nevada 89103

Ladies and Gentlemen:

We are acting as counsel to Relay Management LLC, a limited liability company organized under the laws of the State of Nevada (the Company), in connection with the offering statement on Form 1-A (File No. 024-11597) (as amended from time to time, the Offering Statement, pursuant to Rule 252(e) of Regulation A under the Securities Act of 1933, as amended (the Securities Act) which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the Securities and Exchange Commission (the Commission) under the Securities Act. The Offering Statement relates to the offering by the Company of up to $9,954,800 of the Company’s Preferred Units (the “Units”) at $5.00 per Unit.

This opinion is confined to the Nevada Revised Statutes. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We have not and do not intend to provide a tax opinion. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we are of the opinion that the Units have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included as Exhibit 4.1 to the Offering Statement, the Units will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and further consent to the reference to our name under the caption “Legal Matters” in the offering circular included in the Offering Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,